As filed with the Securities and Exchange Commission on June 25, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOPURE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-15167	04-2836871
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11 HURLEY STREET

CAMBRIDGE, MA, 02141

(617) 234-6500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JANE KOBER

SENIOR VICE PRESIDENT AND SECRETARY

BIOPURE CORPORATION

11 HURLEY STREET

CAMBRIDGE, MA, 02141

(617) 234-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, or “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock—$0.01 par value	9,475,858 shares	$0.24(2) & $0.45(3)	$3,269,170.9	$182.42

(1)	Pursuant to the terms of the Securities Purchase Agreement dated as of April 8, 2008 among the Registrant and the certain investors thereto, the Registrant is hereby registering the disposition of (A) 4,737,929 shares of its common stock issued to such investors pursuant to the terms of such Securities Purchase Agreement and (B) 4,737,929 shares of its common stock issuable upon exercise of five-year warrants granted in connection with such Securities Purchase Agreement. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.
(2)	In accordance with Rule 457(a) and 457(c) under the Securities Act of 1933, the price is estimated solely for purposes of calculating the registration fee and is the average of the reported high and low sales prices of the common stock as reported on June 23, 2009.
(3)	In accordance with Rule 457(g) under the Securities Act of 1933, the price is estimated solely for purposes of calculating the registration fee and is based upon the price at which the warrants may be exercised.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2009.

PROSPECTUS

9,475,858 Shares of Common Stock

We have prepared this prospectus to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest, to resell 4,737,929 shares of our common stock, which they have acquired in a private placement in the United States, and up to 4,737,929 shares of our common stock issuable upon the exercise of warrants which are held by certain stockholders named in this prospectus. Any such stockholders are referred to in this prospectus as “selling stockholders.” We would not receive any proceeds from any such sale of these shares.

You should read this prospectus carefully before you invest in our securities. You should read this prospectus together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

Our common stock is traded on The NASDAQ Capital Market under the symbol “BPUR”. On June 22, 2009 the reported closing price per share of our common stock was $0.28.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JUNE             , 2009.

You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information.”

You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.”

All references in this prospectus to “Biopure”, the “Company,” “we,” “us,” or “our” mean Biopure Corporation, unless we state otherwise or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the consolidated financial statements and the notes to the consolidated financial statements incorporated by reference.

The Company

Our Business

Since its founding in 1984, Biopure has been primarily a research and development company focused on developing Hemopure, the Company’s oxygen therapeutic for human use, and obtaining regulatory approval in the United States and other markets. The Company’s research and development expenses have been devoted to basic research, product development, process development, preclinical studies, clinical trials and regulatory activity. In addition, the Company’s development expenses in the past included the design, construction, validation and maintenance of a large-scale pilot manufacturing plant in Cambridge, Massachusetts. In 2008 for financial reasons, the Company effected reductions in force and shut down its manufacturing facilities. By November 2008, nearly all of its employees were laid off. The Company has continued limited operations since then and reemployed some personnel for specific activities. The Company expects to cease operating as a going concern in the immediate future.

Risk Factors

Our business is subject to substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus for a discussion of risks. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Corporate Information

Our principal executive office is located at 11 Hurley Street, Cambridge, Massachusetts, 02141, and our telephone number is (617) 234-6500. Our website address is www.biopure.com. Information contained on our website is not a part of this prospectus.

RISK FACTORS

The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment. In view of the first risk factor “The Company Anticipates Ceasing Operations in the Near Future” many of the following risk factors would only be meaningful in the case of an unanticipated change in the Company’s prospects.

Company Risks

The Company anticipates ceasing operations in the near future.

As noted in this report, we have limited remaining cash. We are exploring the potential sale of some, substantially all, or all of our assets, and we are considering liquidating the company. A liquidation may occur after a sale or in lieu of a sale. A sale or a liquidation could result in no proceeds to holders of our common stock or result in proceeds that are substantially less than the market value of such common stock prior to the announcement of the sale or liquidation. There is substantial risk that our securities will have little or no value following a sale or liquidation.

If we fail to obtain FDA approval to market Hemopure, we will be highly adversely affected.

We will not be able to market Hemopure in the U.S. unless and until we receive FDA approval. As a prerequisite to further clinical trials for Hemopure in the U.S., we must address ongoing FDA questions. The FDA to date has found inadequate the responses of the NMRC to questions raised in connection with its proposal to conduct a trial of Hemopure in trauma patients in the out-of-hospital setting. If the FDA finds future responses made by us or the NMRC to be inadequate, we would be unable to pursue indefinitely development of Hemopure in the U.S., a very large, key market.

Furthermore, even if we adequately address the FDA’s questions, we will need to obtain FDA acceptance of the protocols for, and to complete, human clinical trials before applying for FDA authorization to market Hemopure. We cannot predict whether or when we will be able to commence a U.S. clinical trial of Hemopure or that we will be able to conduct or satisfactorily conclude additional clinical trials required to obtain FDA marketing approval.

In the case of the trauma indication, the NMRC has primary responsibility for designing, seeking FDA acceptance of and conducting a clinical trial of Hemopure for out-of-hospital treatment of trauma patients in hemorrhagic shock. In 2005, it proposed a two-stage Phase 2b/3 clinical trial, which was placed on an FDA clinical hold. The FDA’s Blood Products Advisory Committee in December 2006 recommended that the trial be redesigned as a Phase 2 trial. The NMRC submitted a Phase 2 protocol, which continues to be on clinical hold. The FDA may not approve the redesigned Phase 2 trial. If the FDA ultimately lifts the clinical hold and the RESUS trial, as it may be redesigned, is commenced and concluded, the trial results may not lead to FDA marketing approval for the proposed trauma indication because of poor outcome or need for additional trials. Usually a Phase 2 trial is not adequate for market approval.

In addition, future or existing governmental action or changes in FDA policies or precedents may result in delays or rejection of an application for marketing authorization. The FDA has considerable discretion in determining whether to grant marketing authorization for a drug and may delay or deny authorization even in circumstances where the applicant’s clinical trials have proceeded in compliance with FDA procedures and regulations and have met the established end points of the trials. Despite all of our efforts, the FDA could refuse to grant marketing authorization for Hemopure for any indication.

Challenges to FDA determinations are generally time consuming and costly, and rarely succeed. We can give no assurance that we will obtain FDA marketing authorization for Hemopure for any indication. The failure to obtain any authorization would have severe adverse consequences.

If we fail to obtain regulatory approvals in foreign jurisdictions, we will not be able to market Hemopure abroad.

We intend to seek marketing authorization in the U.K. and we intend to seek to market Hemopure in other international markets, including other European Union countries. Whether or not FDA marketing authorization has been obtained, we must obtain separate regulatory authorizations in order to market our products in the European Union and many other foreign jurisdictions. The regulatory processes differ among these jurisdictions, and the time needed to secure marketing authorization may be even longer than that required for FDA authorization. Marketing authorization in any one jurisdiction does not ensure authorization in a different jurisdiction. As a result, obtaining foreign authorizations will require additional expenditures and significant amounts of time. We can give no assurance that we will obtain marketing authorization for Hemopure in any foreign jurisdiction other than that already obtained in South Africa. In October 2008, the South Africa regulatory authority notified the Company that it had decided to revoke its marketing authorization for Hemopure. The Company is appealing the decision, and during such appeal is permitted to market the product; however, there is no assurance that the Company will succeed in its appeal, and may be forced to stop marketing Hemopure in South Africa. The Company is not currently pursuing any other such approvals.

Clinical trials are extremely costly and subject to numerous risks and uncertainties.

To gain authorization from the FDA and European regulatory authorities for the commercial sale of any product, including Hemopure, we must demonstrate in clinical trials, and thereby satisfy the regulatory authorities as to, the safety and efficacy of the product. Clinical trials are expensive and time-consuming. Clinical trials are also subject to numerous risks and uncertainties not within our control. For example, data we obtain from preclinical and clinical studies are susceptible to varying interpretations that can impede regulatory approval.

In addition, many factors could delay or result in termination of ongoing or future clinical trials. Results from ongoing or completed preclinical or clinical studies or analyses could raise concerns, real or perceived, over the safety or efficacy of an investigational pharmaceutical. We cannot assure investors that the FDA will not delay the development of Hemopure by further continuing its current hold or placing other clinical trials we sponsor or others may sponsor on hold in the future. A clinical trial may also be delayed by slow patient enrollment. There may be limited availability of patients who meet the criteria for certain clinical trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals. Further, we rely on investigating physicians and the hospital trial sites to enroll patients. In addition, patients may experience adverse medical events or side effects resulting in delays, whether or not the events or the side effects relate to our product.

If we do not have the financial resources to fund trials required to develop Hemopure for multiple potential indications, our success will be adversely affected.

In general, we cannot sell Hemopure for any indication unless we receive regulatory approval for that indication. Regulatory authorities generally require a separate marketing authorization for each proposed indication for the use of a drug. In order to market Hemopure for more than one indication, we will have to design additional clinical trials, submit the trial designs to applicable regulatory authorities for review and complete those trials successfully. If any regulatory authority approves Hemopure for an indication, it may require a label cautioning against the product’s use for indications or classes of patients for which it has not been approved. We may not have funds available to try to exploit Hemopure for all of its potential indications. Our potential revenues will be impaired by limitations on the marketing of Hemopure.

If the Navy were to abandon its attempt to develop Hemopure for a trauma indication, it would have a serious adverse effect on our prospects.

The Company’s current clinical development activity is supporting the pursuit by the Navy of a trauma indication. The NMRC has agreed to be responsible for virtually all aspects of an advanced trauma trial. The FDA has prevented the start of the proposed NMRC trials. If the Navy were to decide not to continue to pursue this project, the Company would not have the benefit of this alliance and would be required to delay indefinitely work on this indication.

If we fail to comply with good manufacturing practices, we may not be able to sell our products.

To obtain the authorization of the FDA and European regulatory authorities to sell Hemopure, we must demonstrate to them that we can manufacture Hemopure in compliance with applicable good manufacturing practices, commonly known as GMPs. GMPs are stringent requirements that apply to all aspects of the manufacturing process. We are subject to inspections by the FDA and European regulatory authorities at any time to determine whether we are in compliance with GMP requirements. If we fail to manufacture in compliance with GMPs, these regulatory authorities may refuse to authorize the marketing of Hemopure or revoke the authorizations to market Oxyglobin or may take other enforcement actions with respect to Hemopure or Oxyglobin.

The manufacturing process for Hemopure is complicated and time-consuming, and we may experience problems that would limit our ability to manufacture and sell Hemopure.

Our products are biologic drugs and require product manufacturing steps that are more complicated, time consuming and costly than those required for most chemical drugs. Minor deviations in our manufacturing processes or other problems could result in unacceptable changes in the products that result in lot failures, increased production scrap, shipment delays, regulatory problems, product recalls or product liability, all of which could negatively affect our results of operations.

If we were unable to use our manufacturing facilities in Massachusetts or Pennsylvania, we would be unable to manufacture for an extended period of time.

Manufacturing has been suspended as part of cost containment measures described elsewhere in this report and manufacturing personnel have been laid-off. The Company may not be able to rehire the personnel who have expertise in the Company’s complex manufacturing processes. Consequently, the Company may experience extended and costly delays if it attempts to resume manufacturing.

The Company has a single manufacturing location in Massachusetts with a lease for raw material sourcing and initial processing in Pennsylvania. Damage to either of these manufacturing facilities due to fire, contamination, natural disaster, power loss or other events could cause the Company to cease manufacturing.

Our lack of operating history makes evaluating our business difficult.

Proceeds from the sales of equity securities, payments to fund our research and development activities, licensing fees, and interest income have provided almost all of our funding to date. We have no adequate history of selling Hemopure upon which to base an evaluation of our business and prospects.

If we are not able to protect our intellectual property, competition could force us to lower our prices, which might reduce profitability.

We believe that our patents, trademarks and other intellectual property rights, including our proprietary knowledge, are important to our success. Accordingly, the success of our business will depend, in part, upon our ability to defend our intellectual property against infringement by third parties. We cannot guarantee that our intellectual property rights will protect us adequately from competition from similar products. Some of our important patents have relatively short remaining terms. Nor can we guarantee that additional products or processes we discover or seek to commercialize will receive adequate intellectual property protection.

In addition, third parties may successfully challenge our intellectual property. We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in regions other than the U.S. and Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the U.S. and Europe.

Failure to avoid infringement of others’ intellectual property rights could impair our ability to manufacture and market our products.

We cannot guarantee that our products and manufacturing process will be free of claims by third parties alleging that we have infringed their intellectual property rights. Several third parties hold patents with claims to compositions comprising polymerized hemoglobin and their methods of manufacture and use. One or more of these third parties may assert that our activities infringe claims under an existing patent. Any such claim could be expensive and time-consuming to defend, and an adverse litigation result or a settlement of litigation could require us to pay damages, obtain a license from the complaining party or a third party, develop non-infringing alternatives or cease using the challenged intellectual property. Any such result could be expensive or result in a protracted plant shutdown, in turn adversely affecting our ability to operate profitably.

There can be no assurance that we would prevail in any intellectual property infringement action, or be able to obtain a license to any third-party intellectual property on commercially reasonable terms, to successfully develop non-infringing alternatives on a timely basis, or to license alternative non-infringing intellectual property, if any exists, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize Hemopure would seriously harm our business and prospects.

Replacing our sole-source suppliers for key materials could result in unexpected delays and expenses.

We obtain some key materials, including membranes and chemicals, and services from sole-source suppliers. All of these materials are commercially available elsewhere. If such materials were no longer available at a reasonable cost from our existing suppliers, we would need to purchase substitute materials from new suppliers. If we needed to locate a new supplier, the substitute or replacement materials or facilities would need to be tested for equivalency. Such equivalency tests could significantly delay product development, or delay or limit commercial sales of approved products and cause us to incur additional expense.

We obtain bovine hemoglobin from one abattoir, from animals raised in several states of the U.S. We cannot predict the future effect, if any, on us of the spread of bovine spongiform encephalopathy (“mad cow” disease) in the U.S. Any quarantine affecting herds that supply us or a shutdown of the abattoir that we use could have a material adverse effect on us, as we would have to find, validate and obtain regulatory approval of new sources of supply or new facilities.

Industry Risks

Intense competition could harm our financial performance.

The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to, or alternatives to, Hemopure for trauma, ischemia or anemia indications. We are aware that one public company competitor, Northfield Laboratories Inc., has completed a pivotal trial of a hemoglobin-based oxygen carrier produced from human blood that has passed its expiration date for human transfusion, and has filed a BLA. We are also aware that other companies are conducting preclinical studies and clinical trials of hemoglobin-based or perfluorocarbon oxygen carriers. The products being developed by these companies are intended for use in humans and as such could compete, if authorized for marketing by regulatory authorities, with Hemopure.

Competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

•	are conducting clinical trials of their products;

•	have or may be able to access substantially greater resources than we have and be better equipped to develop, manufacture and market their products;

•	may have their products authorized for marketing prior to Hemopure; and

•	may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

Stringent, ongoing government regulation and inspection of our facilities could lead to delays in the manufacture, marketing and sale of our products.

The FDA and foreign regulatory authorities continue to regulate products even after they receive marketing authorization. Even if Hemopure is being marketed, the manufacture and marketing of Hemopure will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We would also be subject to inspection and market surveillance by the FDA and foreign regulatory authorities for compliance with these and other requirements. We are subject to such regulation, inspection and surveillance in South Africa. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA or foreign regulatory authorities could withdraw a previously approved product from the applicable market(s) upon receipt of newly discovered information. Furthermore, the FDA or foreign regulatory authorities could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications. Moreover, unanticipated changes in existing regulations or the adoption of new regulations could affect and make more expensive the continued manufacturing and marketing of our products.

Health care reform and controls on health care spending may limit the price we can charge for Hemopure and the amount we can sell.

The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the U.S. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. European governments generally control expenditures on medicines through price control and other restrictive practices. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices would affect our ability to sell Hemopure in large quantities at profitable pricing in the U.S. and abroad.

Uncertainty of third-party reimbursement could affect our profitability.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. Even if Hemopure marketing is authorized, there is no guarantee that governmental health care programs or private health insurers would reimburse for purchases of Hemopure, or reimburse a sufficient amount to permit us to sell Hemopure at high enough prices to generate a profit. Hemopure sales in South Africa have been adversely affected by a lack of third-party reimbursement.

Investment Risks

The Nasdaq Capital Market may cease to list our Class A common stock, and delisting may cause the value of an investment in our Company to substantially decrease.

The Company may not continue to qualify for continued listing on the Nasdaq Capital Market. The NASDAQ Market Place Rules require listed companies to maintain, among other things, a minimum daily closing bid price per share of $1.00. The Company is out of compliance with the $1.00 minimum bid price requirement for continued inclusion of its class A common stock in the Nasdaq Stock Market. The Company would have received a delisting notice in December 2008, had Nasdaq not suspended enforcement of this requirement because of turmoil in the marketplace. The Company may be unable to meet the listing requirements of the Nasdaq Capital Market in the future. The Company has been out of compliance since December 14, 2007 and estimates, based on the most recent notice it has received from Nasdaq, that it now has until September 12, 2009 to regain compliance by having the bid price of its Class A common stock close at $1.00 per share or more for at least 10 consecutive business days. If the Company does not regain compliance with the minimum bid price rule, Nasdaq will provide written notification that the Company’s Class A common stock will be delisted. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Delisting would adversely affect the trading price and limit the liquidity of our common stock and therefore could cause the value of an investment in our Company to decrease.

Our stock price has been and may continue to be highly volatile; volatility may adversely affect holders of our stock and our ability to raise capital.

The trading price of our common stock has been and is likely to continue to be extremely volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. Except for strictly historical information contained herein, matters discussed in this report constitute forward-looking statements. Generally, these statements can be identified by the use of terms like “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “could,” “estimate,” “potential,” “opportunity,” “future,” “project,” and similar terms.

Forward-looking statements include, but are not limited to, statements about the clinical development program, expected activities as the Company pursues its business plan, and the adequacy of its available cash resources. Forward-looking statements include those that imply that the Company will be able to manage its expenses effectively and raise the funds needed to continue its business, that the Company will be able to stabilize and enhance its financial position, that the Company will be able to commercially develop Hemopure, that in pursuing anemia, cardiovascular and trauma indications the Company will be able to address safety and efficacy questions of regulatory agencies, that the U.S. Naval Medical Research Center (NMRC) may conduct a clinical trial in trauma patients, and that anticipated milestones will be met in the expected timetable or at all, that any preclinical or clinical trials will be successful, that Hemopure, if it receives regulatory approval, will attain market acceptance and be manufactured and sold in amounts to attain profitability and that the Company will be able to successfully increase its manufacturing capacity for Hemopure if it receives regulatory approval. Forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend” and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions and judgments.

Actual results may differ materially from those set forth in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment. These risks include the factors identified under “Risk Factors” in this prospectus. All forward-looking statements included or incorporated by reference in this prospectus are based on information available to the Company on the date such statements were made. In light of the substantial risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus should not be regarded as representations by us that the Company’s objectives or plans will be achieved. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in its reports to the SEC on Forms 10-Q, 8-K and 10-K.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby would be received by the selling stockholders or their transferees. We would not receive any of the proceeds from any such sale of the common stock offered by this prospectus.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow certain stockholders or their pledgees, donees, transferees or other successors in interest, to sell up to 4,737,929 shares of our common stock which they have acquired in a private placement, and up to 4,737,929 shares of our common stock issuable upon the exercise of warrants which are held by the stockholders named below. Any such stockholders are referred to herein as “selling stockholders.”

All of the common stock offered by this prospectus may be offered by the selling stockholders for their own accounts. We would receive no proceeds from any such sale of these shares by the selling stockholders.

2008 Private Placement

In June 2008, we completed a private placement under which we issued and sold in tranches beginning June 30, 2008 in aggregate of 4,737,929 shares of common stock, and (ii) warrants to acquire up to 4,737,929 shares of common stock. We raised a gross amount of $1.6 million in the placement.

Each investor in the placement executed a Securities Purchase Agreement, and represented to us that they were accredited investors purchasing the securities for their own account. Investors participating in the placement received registration rights with respect to the shares, and this prospectus is part of the registration statement filed as part of such obligations.

The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of June 22, 2009, including shares obtainable under warrants, and being offered under this prospectus. To our knowledge, except as otherwise disclosed herein, each of the selling stockholders has sole voting and investment power over the common stock listed in the table below. Except as otherwise disclosed herein, no selling stockholder, to our knowledge, has had a material relationship with us during the three years immediately preceding the consummation of the placement, other than as an owner of our common stock or other securities.

	Beneficial Ownership of Common Stock Prior to the Offering		Common Stock Saleable Pursuant to This Prospectus	Beneficial Ownership of Common Stock After the Offering(1)
Name of Selling Stockholder	Number of Shares	Percent of Class(4)		Number of Shares	Percent of Class
Tinkham Veale II Revocable Trust(2)	8,291,378	10.44	8,291,378	0	0
BLOM Bank(3)	2,902,924	7.31	1,184,480	1,718,444	4.33

(1)	Assumes that all of the shares held by the selling stockholders covered by this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. However, as the selling stockholders can offer all, some, or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will ultimately offer or sell under this prospectus.
(2)	Shares beneficially owned by Tinkham Veale II include shares underlying warrants to purchase up to 4,145,689 shares of our common stock which may be exercised in whole or in part at any time between January 2, 2009 and September 15, 2013.
(3)	Shares beneficially owned by BLOM Bank include shares underlying warrants to purchase up to 592,240 shares of our common stock which may be exercised in whole or in part at any time between January 2, 2009 and September 15, 2013.
(4)	Assuming no exercise of warrants

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein include donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution, or other transfer, may sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the effective date of the registration statement of which this prospectus is a part;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

-	a combination of any such methods of sale.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 (the “Securities Act”) amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with any sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from any sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We would not receive any of the proceeds from any such sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in this prospectus, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Securities Exchange Act”) may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement, of which this prospectus constitutes a part, effective until the earliest of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (2) the date on which the shares may be sold without volume limitations by non-affiliates pursuant to Rule 144 of the Securities Act, or (3) five years after the registration statement becomes effective.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby has been assessed by Jane Kober, General Counsel of Biopure Corporation.

EXPERTS

The consolidated financial statements of Biopure Corporation incorporated in this prospectus by reference to Biopure Corporation’s Annual Report on Form 10-K for the year ended October 31, 2008 have been so incorporated in reliance on (i) with respect to the consolidated financial statements for the year ended October 31, 2008, the report of Vitale, Caturano & Company, P.C. (whose name has been changed to Caturano and Company, P.C. effective May 1, 2009), an independent registered public accounting firm (which report expresses an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), and (ii) with respect to the financial statements for the year ended October 31, 2007, the report of Ernst & Young LLP, independent registered public accounting firm, given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under file number 000-15167. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering is completed, including all filings made after the date of this initial registration statement and prior to its effectiveness. We hereby incorporate by reference the documents listed below (File No. 000-15167).

•

The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended October 31, 2008, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 3, 2009 (File No. 001-15167).

•	The Registrant’s Quarterly Report on Form 10-Q for the period ended April 30, 2009, filed with the Commission pursuant to the Exchange Act on June 22, 2009 (File No. 001-15167).

•	The Registrant’s Quarterly Report on Form 10-Q for the period ended January 31, 2009, filed with the Commission pursuant to the Exchange Act on March 25, 2009 (File No. 001-15167).

•

The description of the Company’s Class A Common Stock contained in the Registrant’s registration statement on Form S-1 (Registration No. 333-78829), that was incorporated by reference into the Registrant’s registration statement on Form 8-A/A filed on July 26, 1999.

•	The description of the preferred stock purchase rights contained in the Registrant’s registration statement on Form 8-A filed on November 4, 1999.

•	The Registrant’s Current Reports on Forms 8-K dated June 2, 2009, March 31, 2009, March 6, 2009, December 30, 2008, November 21, 2008

Each person to whom a prospectus is delivered will receive a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

Biopure Corporation

Attention: Secretary

11 Hurley Street

Cambridge, Massachusetts

Telephone: (617) 234-6500

The information contained on our website is not a part of this prospectus.

JUNE     , 2009

PROSPECTUS

Common Stock

9,475,858 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee	$182.42
Printing and engraving expenses*	1,000.00
Accountant’s fees and expenses*	10,000.00
Legal fees and expenses*	20,000.00
Total	$31,182.42

*	Estimated

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Restated Certificate of Incorporation, as amended provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be liable for monetary damages for any breach of fiduciary duty. The Restated Certificate of Incorporation and the Company Bylaws, each as amended, provide that the Registrant shall indemnify each person who was or is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director or officer of the Registrant to the maximum extent permitted from time to time under the law of the State of Delaware; provided, however, that with respect to proceedings to enforce any such right to indemnification, such person shall only be indemnified if the board of directors of the Company authorizes such proceeding. The right to indemnification conferred in the Restated Certificate of Incorporation and Bylaws, each as amended, includes the right to be paid by the corporation the expenses, including attorney’s fees, incurred in defending any such action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition.

The Registrant has obtained insurance policies that insure its directors and officers against certain liabilities.

ITEM 16.	EXHIBITS

See Exhibit Index on page II-4 of this registration statement.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on June 25, 2009.

BIOPURE CORPORATION

By:	/S/ ZAFIRIS G. ZAFIRELIS
Name:	Zafiris G. Zafirelis
Title:	Principal financial officer

Further, we, the undersigned officers and directors of Biopure Corporation (the “Registrant”) hereby severally constitute and appoint Zafiris G. Zafirelis and Jane Kober, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this Registration Statement on Form S-8 of the Registrant, and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2009.

Signature	Title

/S/ DAVID N. JUDELSON David N. Judelson	Director

/S/ ZAFIRIS G. ZAFIRELIS Zafiris G. Zafirelis	Director, Chairman of the Board, President (Principal executive officer, Principal financial officer, Principal accounting officer)

/S/ DANIEL P. HARRINGTON Daniel P. Harrington	Director

C. Everett Koop, M.D.	Director

/S/ JAY B. PIEPER Jay B. Pieper	Director

/S/ GUIDO J. NEELS Guido J. Neels	Director

/S/ ALAN R. FERGUSON Alan R. Ferguson	Director

EXHIBIT INDEX

The following is a list of exhibits filed as part of this registration statement.

Exhibit	Description

3.1	Certificate of Amendment of Restated Certificate of Incorporation dated May 26, 2005 (previously filed as Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1/A, File No. 333-146013).

3.2	Certificate of Amendment of Restated Certificate of Incorporation dated December 3, 2004 (previously filed as Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1/A, File No. 333-146013).

3.3	By-laws of the Registrant, as amended June 24, 1999 and December 14, 2007 (previously filed as an exhibit to the Company’s report on Form 8-K dated December 14, 2007).

4.5	Certificate of Designation of Series A Junior Participating Preferred Stock dated October, 1999 (previously filed as Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1/A, File No. 333-146013).

5	Opinion of Jane Kober

10.1	Securities Purchase Agreement between Biopure and named investors dated as of August 17, 2006 (previously filed as an exhibit to the Company’s report on Form 8-K dated August 23, 2006 and incorporated herein by reference thereto).

10.2	Agreement between Biopure and Moyer Packing Company, dated October 21, 1994 (previously filed as an exhibit to the Company’s report on Form 8-K dated December 14, 2007 and incorporated herein by reference thereto).

M10.3	Amended and Restated 2002 Omnibus Securities and Incentive Plan (previously filed as Appendix A to the Company’s definitive proxy statement on Schedule 14A, dated February 28, 2005 and incorporated herein by reference thereto).

10.4	Cooperative Research and Development Agreement dated March 4, 2003, as subsequently amended between Biopure and U.S. Naval Medical Research Center (previously filed as an exhibit to the Company’s report on Form 8-K filed on October 5, 2005 and incorporated herein by reference thereto).

M10.5	Employment Agreement, dated as of June 23, 2004, between Biopure and Zafiris G. Zafirelis (previously filed as an exhibit to the Company’s report on Form 8-K dated December 9, 2004 and incorporated herein by reference thereto).

10.6	Lease Agreement, dated October 12, 1990, between Biopure and Tarvis Realty Trust (previously filed as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-78829) and incorporated herein by reference thereto).

10.7	License Agreement for Waste Disposal System between Moyer Packing Company and Biopure Corporation, dated June 12, 2001 (previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended July 31, 2001 and incorporated herein by reference thereto)

10.8	Lease Agreement, dated August 29, 1994, between Biopure and Eleven Hurley Street Associates (previously filed as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-78829) and incorporated herein by reference thereto).

Exhibit	Description

10.9	Lease Agreement, dated May 10, 1994, between Biopure and Tarvis Realty Trust (previously filed as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-78829) and incorporated herein by reference thereto).

10.10	Lease Agreement, dated August 23, 1994, between Biopure and Tarvis Realty Trust (previously filed as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-78829) and incorporated herein by reference thereto).

10.11	Employment Agreement Concerning Protection of Company Property and the Arbitration of Legal Disputes (all employees) (previously filed as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-78829) and incorporated herein by reference thereto).

10.12	Rights Agreement between Biopure and American Stock Transfer & Trust Company, dated September 24, 1999 (previously filed as an exhibit to the Company’s Report on Form 8-A dated November 4, 1999 and incorporated herein by reference thereto).

10.13	Purchase Agreement, dated June 27, 2008 (previously filed as an exhibit to the Company’s report on Form 8-K dated July 3, 2008 and incorporated herein by reference thereto).

10.14	License Agreement for Spur Facility between Moyer Packing Company and Biopure Corporation, dated June 12, 2001 (previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended July 31, 2001 and incorporated herein by reference thereto).

10.15	Assignment and Assumption of Deed of Easement between Moyer Packing Company and Biopure Corporation, dated June 12, 2001 (previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended July 31, 2001 and incorporated herein by reference thereto).

M10.16	Bonus Plan (previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended January 31, 2007 and incorporated therein by reference).

M10.17	Biopure Corporation 2008 Incentive Plan (previously filed as Appendix A to the Company’s definitive proxy statement on Schedule 14A, filed on February 22, 2008).

10.18	Agreement for Sale of Real Estate between Spear Realty, LLC and Biopure Corporation, dated March 3, 2009

10.19	Commercial Lease Agreement between Spear Realty, LLC and Biopure Corporation, dated March 3, 2009

23.1	Consent of Caturano and Company, P.C.

23.2	Consent of Ernst & Young LLP

23.3	Consent of Jane Kober (included in the opinion in Exhibit 5).

24	Powers of Attorney (contained in Part II hereof under Signatures and Power of Attorney).